EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 10, 2006

                                            Contact:   Sonja Tuitele
                                                       Corporate Communications
                                                       (720) 562-4984

                  ROGER DAVIDSON NAMED SENIOR VICE PRESIDENT OF
                MERCHANDISING AND MARKETING FOR WILD OATS MARKETS

          Food retail industry veteran brings significant merchandising and private label experience to Wild Oats

     BOULDER, Colo., Oct. 10 - Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced Roger Davidson has joined its senior executive team as Senior Vice President of Merchandising and Marketing effective Oct. 30, 2006. He replaces Steve Kaczynski, who left the Company in April 2006.

     Mr. Davidson, 53, has more than 37 years of operations and management experience in the food retail industry. Most recently, he was Senior Vice President and Chief Operating Officer for Supervalu's $7 billion retail food division, which was comprised of eight operating divisions spread throughout the U.S. Prior to that, he was Senior Vice President of Non-Perishables, Corporate Brands and Global Sourcing at AHOLD USA, Inc., a leading multi-national food retailer.

     Mr. Davidson spent most of his career at the H.E. Butt Grocery Company, a privately held regional grocery chain based in San Antonio, Texas. There he held a variety of positions, including Director of the retailer's $1 billion private label business, Director of Category Management in Traditional Foods and Drug Store, Director of Marketing, and several other merchandising, procurement and operations positions during his 30-year tenure at H.E. Butt.

     "With his breadth of food retail experience in merchandising, marketing, procurement and private label, we look forward to the contributions and expertise Roger will bring to Wild Oats," said Perry Odak, President and Chief Executive Officer of Wild Oats Markets. "By filling this position, we have rounded out our senior executive team and have strengthened our bench to take Wild Oats Markets to its next stage of rapid growth and expansion."

     A native of Texas, Mr. Davidson earned his B.A.A. in Accounting, and his M.B.A. in Finance from the University of Texas at Austin.

     The Company has created an individual equity incentive plan as inducement to Mr. Davidson's entry into employment with Wild Oats. The plan reserves for issuance of 100,000 shares of common stock, at a strike price set on the day he begins employment, vesting 25 percent on the first anniversary date of the creation of the plan, and monthly, thereafter, over the remaining 36 months.

     Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of more than $1.1 billion, the Company currently operates 113 stores in 24 states and British Columbia. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.